EXHIBIT 3.1

Delaware     PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "COLDWATER CREEK INC.", FILED IN THIS OFFICE ON THE THIRD DAY OF OCTOBER, A.D. 2012, AT 6:17 O'CLOCK P.M.
A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.
AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE FOURTH DAY OF OCTOBER, A.D. 2012, AT 8 O'CLOCK A.M.

CERTIFICATE OF AMENDMENT OF THE AMENDED AND
RESTATED CERTIFICATE OF INCORPORATION OF
COLDWATER CREEK INC.

Coldwater Creek Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:
FIRST: The name of the corporation is Coldwater Creek Inc.
SECOND: At a meeting of the Board of Directors of Coldwater Creek Inc., resolutions were duly adopted declaring the advisability of an amendment to the Amended and Restated Certificate of Incorporation, as follows, and providing that:
Article IV. (a) of the Amended and Restated Certificate of Incorporation of Coldwater Creek Inc. shall be hereby amended and restated to read as follows:
(a)      The Corporation is authorized to issue 76,000,000 shares of capital stock, $0.01 par value. The shares shall be divided into two classes, designated as follows:

Designation of Class	Number of Shares	Par Value
Common Stock	75,000,000	$0.01
Preferred Stock	1,000,000	$0.01
TOTAL:	76,000,000

Upon this Certificate of Amendment of the Amended and Restated Certificate of Incorporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Date”), each share of Common Stock, par value $0.01 per share (the “Old Common Stock”), issued and outstanding immediately prior to the Effective Date, shall be, and hereby is, reclassified as and changed into one-fourth (1/4th) of a share of Common Stock, par value $0.01 per share (the “New Common Stock”). Each outstanding stock certificate which immediately prior to the Effective Date represented one or more shares of Old Common Stock shall thereafter, automatically and without the necessity of surrendering the same for exchange, represent the number of whole shares of New Common Stock determined by multiplying the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Date by one-fourth (1/4th) and rounding such number down to the nearest whole integer, and shares of Old Common Stock held in uncertificated form shall be treated in the same manner. The corporation shall not be required to issue or deliver any fractional shares of New Common Stock. Each holder of such New Common Stock shall be entitled to receive for such fractional interest, and at the Effective Date any such fractional interest in such shares of New Common Stock shall be converted into the right to receive, an amount in cash, without interest, determined by multiplying (i) such fractional share interest to which the holder would otherwise be entitled by (ii) the closing sale price of the Common Stock (on a post-reverse-split basis as adjusted for the amendment effected hereby) on the trading day immediately prior to the Effective Date on The NASDAQ Stock Market, or if the principal exchange on which the Common Stock is then traded is other than The NASDAQ Stock Market, such exchange as may be applicable. Shares of Common Stock that were outstanding prior to the Effective Date and that are not outstanding after the Effective Date shall resume the status of authorized but unissued shares of common stock.”

THIRD: That thereafter, pursuant to resolution of its Board of Directors, a meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.
FOURTH: This Certificate of Amendment of the Amended and Restated Certificate of Incorporation was duly adopted at said meeting of the stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
FIFTH: In accordance with Section 103(d) of the General Corporation Law of the State of Delaware, this Certificate of Amendment shall be effective at 8:00 a.m Eastern Time on October 4, 2012.
IN WITNESS WHEREOF, Coldwater Creek Inc. has caused this certificate to be signed by its Senior Vice President, General Counsel and Secretary, this 3rd day of October, 2012.

By ___/s/ John E. Hayes III
Name: John E. Hayes III
Title: Senior Vice President, General
Counsel and Secretary